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                                                                    EXHIBIT 12.1

                          ALLIANCE GAMING CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                         FISCAL YEARS ENDED JUNE 30,
                                            ------------------------------------------------------
                                             1993        1994        1995        1996       1997
                                            -------    --------    --------    --------    -------
Earnings:
  Net income (loss)......................   $(3,650)   $(13,128)   $(10,751)   $(59,897)   $ 5,785
  Income taxes...........................        --         241         265         755      7,993
  Imputed interest on rents(1)...........       741       1,996         484         398        364
  Interest and debt discount
     amortization........................     5,046       6,830       8,133       8,897     23,626
                                            -------    --------    --------     -------     ------
  Earnings (loss) as defined for ratio...     2,137      (4,061)     (1,869)    (49,847)    37,768
                                            =======    ========    ========     =======     ======
Fixed charges:
  Imputed interest on rents(1)...........       741       1,996         484         398        364
  Interest and debt discount
     amortization........................     5,046       6,830       8,133       8,897     23,626
                                            -------    --------    --------     -------     ------
Fixed charges as defined for ratio.......     5,787       8,826       8,617       9,295     23,990
                                            =======    ========    ========     =======     ======
Ratio of earnings to fixed charges.......        --          --          --          --        1.6
Amounts by which earnings were inadequate
  to cover fixed charges.................    (3,650)    (12,887)    (10,486)    (59,142)        --
                                            =======    ========    ========     =======     ======

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(1) Imputed interest on rents is calculated by taking 33% of total rents in each period presented.